EXHIBIT 10.A.

                            AGREEMENT IN PRINCIPLE

         On this date, NBI, Inc., a Delaware corporation ("NBI"), and the Internal Revenue Service, Department of the Treasury, United States of America ("IRS"), have reached an agreement in principle revising the terms of a Stipulation and Agreement Re Internal Revenue Service Tax Claim and Tax Liabilities dated June 12, 1991 (the "Stipulation"), as follows:

a) NBI will pay to the IRS $250,000 principal amount plus all accrued interest through September 30, 1995, at the rate stated in the Stipulation, upon the execution of a final written agreement with the IRS. The remaining outstanding principal amount shall be due and payable in one principal payment on October 1, 1997.

b) NBI shall make quarterly interest payments beginning on January 1, 1996, with interest accruing on the outstanding principal amount from October 1, 1995, with subsequent interest payments due on April 1, 1996, July 1, 1996, October 1, 1996, January 1, 1997, April 1, 1997 and July 1, 1997. Interest will accrue on the outstanding principal balance at the rate of 7.5% for the period of October 1, 1995 through March 31, 1996. The interest rate for April 1, 1996 through October 1, 1997 will be reevaluated in April 1996 based upon NBI's ability to pay the statutory rate, but in no event will the interest rate for this period exceed the lesser of the statutory rate or 10%. All remaining accrued interest on the outstanding principal amount herein shall be paid with the payment of the remaining outstanding principal amount on October 1, 1997.

c) NBI shall have no further obligation with respect to the "Coverage Test" as defined in paragraph 17 of the Stipulation.

d) NBI will use every reasonable effort to obtain the required approvals from Integra Bank and Libbey Glass Company to enable it to grant the IRS a third security interest in the real and personal assets of the L.E. Smith Glass Company, owned by American Glass, Inc., a wholly-owned subsidiary of NBI, Inc., within thirty days of the date of this agreement. If NBI is unable to obtain the approvals within this time period, NBI will grant the IRS a first security interest in all of the capital stock of American Glass, Inc. and all of the capital stock of the Belle Vernon Motel Corporation, as evidenced by the related physical stock certificates which will be delivered to the IRS by October 24, 1995.

e) If on the last day of any fiscal quarter commencing after September 30, 1995, NBI Inc.'s unconsolidated cash and cash equivalents (less any and all "Restricted Cash") shall exceed $1,300,000, NBI shall pay to the IRS within forty-five days after the end of such fiscal quarter, fifty percent (50%) of the amount by which such cash and cash equivalents exceed $1,300,000. Any such payment shall be applied to and shall reduce the outstanding principal balance. For these purposes, "Restricted Cash" means cash and cash equivalents held in segregated accounts for employee benefits.

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f)  In the event of a failure of NBI to make any payment provided in paragraphs
    (a) or (b) above, an Event of Default shall have occurred fifteen days after written notice and demand from IRS to NBI in respect of such payment unless NBI has previously (a) cured the default by payment of the amount due plus additional interest on the amount of such payment for the period running from the due date of the payment to the date of actual payment (which may be estimated by NBI) or (b) given written notice to IRS that it disputes the existence of the default with a recitation of the reasons why, with supporting documentation. In the event of a failure of NBI to take any action required by this Agreement, an Event of Default shall have occurred thirty days after written notice and demand from IRS to NBI in respect of such failure unless NBI had previously (a) cured the default or (b) given written notice to IRS that it disputes the existence of the default with a recitation of the reasons why, with supporting documentation. In the event of a continuing Event of Default, IRS may by written notice to NBI declare the remaining principal amount due and payable with accrued interest to the day of payment and the IRS shall be entitled to pursue against NBI the remedies provided by the Internal Revenue Code for the payment of assessed taxes. Nothing herein shall limit the rights and remedies of the IRS or the taxpayer with respect to post-effective date taxes.

    In the event NBI incurs undisputed post-petition Federal Tax Liabilities, an Event of Default under this agreement shall have occurred fifteen days after written notice and demand from IRS to NBI for payment of such undisputed liabilities unless NBI has previously (a) paid the undisputed liability, with undisputed interest and penalties, if any, or (b) given written notice to IRS that it disputes the existence of the default, with a recitation of the reasons why, with supporting documentation. In the case of an Event of Default or a dispute, the provisions of the preceding paragraph shall apply.



                                       INTERNAL REVENUE SERVICE

                                       Date:             10/13/95
                                            -----------------------------------


                                       By:          /s/ P.E. Callahan
                                          -------------------------------------
                                          P.E. Callahan
                                          Chief - Special Procedures Staff
                                          Denver District

                                       NBI, INC.

                                       Date:             10/13/95
                                            -----------------------------------


                                       By:          /s/ Jay H. Lustig
                                          -------------------------------------
                                          Jay H. Lustig, Chairman